Exhibit 99.1

Consolidated Water Reports Full Year 2025 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, March 16, 2026 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water treatment plants, reported results for the year ended December 31, 2025. All comparisons are to the same prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

2025 Financial Summary

●	Total revenue decreased 1% to $132.1 million.
●	Retail revenue increased 6% to $33.6 million.
●	Bulk revenue decreased 1% to $33.5 million.
●	Services revenue decreased by 9% to $46.3 million primarily due to a decline in construction revenue.
●	Manufacturing revenue increased by 6% to $18.7 million.
●	Net income from continuing operations attributable to company stockholders totaled $18.6 million or $1.16 per diluted share, compared to $17.9 million or $1.12 per diluted share in 2024.
●	Including discontinued operations, net income attributable to company stockholders totaled $18.3 million or $1.14 per diluted share, compared to $28.2 million or $1.77 per diluted share in 2024.
●	Cash and cash equivalents increased to $123.8 million and working capital increased to $141.9 million as of December 31, 2025.

2025 Operational Highlights

●	Retail water sold by the company’s Grand Cayman water utility increased 8.3% to a record volume of 1.09 billion gallons. The increase was due to increased customer connections and significantly less rainfall on Grand Cayman during the year.
●	CW-Bahamas supplied to the WSC under long-term supply agreements approximately 4.8 billion gallons of water produced from two seawater reverse osmosis desalination plants in Nassau, New Providence. This is consistent with the 4.8 billion gallons supplied in 2024.
●	The company was awarded two water treatment plant construction projects, including a $3.9 million drinking water plant expansion in Colorado and an $11.7 million wastewater recycling plant in California. The revenue attributable to these projects is expected to be realized primarily in 2026, and the combined value of these projects totals approximately $15.6 million.

●	Completed 100% design of the 1.7 million gallon per day seawater desalination plant in Kalaeloa, Hawaii for the Honolulu Board of Water Supply (BWS). In addition, the company received confirmation from BWS that the company is able to produce water that is a “reasonable match” to the quality of BWS’s current water supply and that the company is able to produce water that causes “no detrimental impact” to the BWS water system or their customers’ assets. These significant project milestones help pave the way to begin construction once all permits have been issued.
●	Completed the expansion of the West Bay seawater desalination plant to meet growing demand for water in the company’s Grand Cayman service area. The expansion added an additional 1 million gallons per day of desalinated water production capacity.
●	Received a new concession from the Cayman Islands government that granted the company’s Grand Cayman water utility continued exclusive rights to produce and supply potable water within its service area and resumed discussions with the utility regulator for a new operating license. The existing operating license remains in effect until a new one is granted.
●	Appointed three new independent directors, Kim Adamson, Maria Elena Giner, and Gerónimo Gutiérrez Fernández, effective October 1, 2025.

Dividend Increase

In June 2025, the company increased its quarterly dividend by 27.3% to $0.14 per share beginning in the third quarter of 2025.

Management Commentary

“Our retail, bulk and manufacturing revenues and operating incomes in 2025 were consistent with our expectations,” commented Consolidated Water CEO, Rick McTaggart. “However, our services revenue from continuing operations did not meet our expectations due to a permitting delay related to our 1.7 million gallon per day seawater desalination plant project in Kalaeloa, Hawaii. We believe that this type of delay is common for the complex, multi-agency permitting process required for a project of this scale and is not due to any failures on the part of Consolidated Water. We have achieved all other major project milestones and continue to work closely with the Honolulu Board of Water Supply and regulatory authorities to advance the permitting process and mitigate schedule impacts.

“Although our services segment revenue was less than expected, total revenue on a consolidated basis was relatively consistent from the previous year. In addition, our gross margin improved across all segments — up 2.6 percentage points on a consolidated basis — and our consolidated net income from continuing operations increased 4% compared to 2024.

“The continued strength of the Cayman Islands economy and historically low rainfall in our exclusive utility service area on Grand Cayman resulted in our retail segment revenue increasing about 6% compared to the previous year, reflecting a record volume of water sold to a record number of customers. This increase in customers was due to the ongoing growth in population and business activity on the island.

“While bulk segment revenue decreased less than 1% this past year due to lower fuel pass-through charges, bulk profitability increased in dollars and gross profit percentage due to lower costs of revenue reflecting our unwavering focus on operational excellence.

“Our services segment revenue decreased 9% due to a $5.1 million decrease in construction revenue from two major design-build projects completed in 2024. Construction revenue recognized on the Hawaii contract also declined by $2.9 million in 2025 due to the completion of the pilot plant testing phase of the project in early 2025. The services segment revenue decrease is also due to a $2.3 million decrease in design and consulting revenue as a result of the completion in the fourth quarter of 2024 of a contract for a major plant commissioning and startup project.

“The decrease in services segment construction and consulting revenue was partially offset by a 9% increase in recurring revenue from O&M contracts. The increase in O&M revenue was attributable to incremental revenue generated by both our PERC Water subsidiary and REC, and includes revenue from a new municipal client in southern California and from additional services provided to a large federal client under a contract which expires at the end of the month.

“During the year, our manufacturing segment continued to improve its performance. Manufacturing revenue grew by 6% and gross margin increased 4.6 percentage points to 34.8%, which reflects the production this past year of primarily higher margin products as well as our continued focus on maximizing production efficiency and capacity. The completion of our new 17,500-square-foot manufacturing facility expansion in the third quarter of 2025 has further enhanced efficiency and throughput and is key to growing that business segment through continued customer and product diversification.

“In the fourth quarter of 2025, we completed 100% of the design of the seawater desalination plant for the Honolulu Board of Water Supply in Kalaeloa, Hawaii, and we now are focused on obtaining the remaining permits needed to allow our client to issue a notice to proceed with construction of the project. We continue to focus on the permitting process, respond to regulatory inquiries and coordinate with the Honolulu Board of Water Supply to mitigate schedule impacts. The deferral of construction activities has shifted anticipated revenue recognition and associated cash flows related to the Hawaii project into future periods. We anticipate that construction of the project will commence later this year and see the construction phase of this major project substantially adding to our revenue and earnings growth in later reporting periods.

“Our construction service segment revenue is anticipated to remain below the record achieved in 2023 until the initiation of construction of the desalination project in Hawaii. However, as we move through the year ahead, we believe our diversified business segments will continue to deliver improved results to shareholders. This includes the continued growth in retail water business in Grand Cayman; the long-term, stable recurring revenue from our Caribbean-based bulk water business; and the growth potential of our U.S.-based manufacturing, design-build and O&M businesses. As the global demand for clean water continues to grow, our strong balance sheet enables us to move quickly on desalination and water infrastructure opportunities in the Caribbean and North America as well as any potential strategic acquisitions or partnerships.”

2025 Financial Results

Revenue totaled $132.1 million, decreasing 1% from $134.0 million in 2024. The decrease was due to decreases of $4.6 million in the services segment and $192,000 in the bulk segment. The decreases were partially offset by increases of $1.8 million in the retail segment and $1.1 million in the manufacturing segment.

Retail revenue increased due to an 8.3% increase in the volume of water sold to a record 1.09 billion gallons. This increase resulted from significantly lower rainfall on Grand Cayman and a 6.6% increase in the number of customer accounts in the company’s license area.

The slight decrease in bulk segment revenue was due to a decline in energy-related revenue in the Bahamas operations.

The decrease in services segment revenue was primarily due to plant construction revenue decreasing from $18.6 million in 2024 to $13.5 million in 2025. The decrease was the result of $8.2 million of additional revenue from PERC’s contract with Liberty Utilities and $1.3 million in revenue from the Red Gate contract in Grand Cayman in 2024. These contracts were substantially completed in mid-2024. Construction revenue recognized on the Hawaii contract also declined by $2.9 million in 2025 due to the completion of the pilot plant testing phase of the project. These decreases in construction revenue were partially offset by construction revenue generated under new contracts.

Services segment revenue generated under O&M contracts totaled $32.1 million in 2025, an increase of 9% from 2024. The increase was due to incremental revenue generated by both PERC and REC.

Manufacturing segment revenue increased by $1.1 million, or 6%, to $18.7 million, as compared to $17.6 million in 2024.

Gross profit for 2025 was $48.4 million (37% of total revenue), as compared to $45.6 million (34% of total revenue) in 2024. The increase was due to increases in retail and manufacturing revenue, as well as decreased cost of revenue for the bulk segment.

Net income from continuing operations attributable to Consolidated Water stockholders in 2025 was $18.6 million, or $1.16 per diluted share, compared to net income of $17.9 million, or $1.12 per diluted share, in 2024.

Including discontinued operations, net income attributable to Consolidated Water stockholders in 2025 was $18.3 million or $1.14 per diluted share, compared to net income of $28.2 million, or $1.77 per diluted share, in 2024.

Cash and cash equivalents totaled $123.8 million as of December 31, 2025, with working capital of $141.9 million and stockholders’ equity of $221.7 million.

2025 Segment Results

	Year Ended December 31, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$33,587,952	$33,481,307	$46,312,325	$18,691,784	$—	$132,073,368
Cost of revenue	14,593,693	22,470,197	34,449,844	12,180,824	—	83,694,558
Gross profit	18,994,259	11,011,110	11,862,481	6,510,960	—	48,378,810
General and administrative expenses	3,734,676	1,614,759	7,885,756	2,102,759	14,778,378	30,116,328
Gain on asset dispositions, net	40,578	—	52,131	5,000	—	97,709
Income (loss) from operations	15,300,161	9,396,351	4,028,856	4,413,201	(14,778,378)	18,360,191
Interest income	171,351	772,514	839,190	3	886,982	2,670,040
Interest expense	—	—	(4,420)	—	—	(4,420)
Income (loss) from affiliates	—	—	—	(29,354)	257,240	227,886
Other	71,262	(9,322)	69,735	344	(581)	131,438
Other income (loss), net	242,613	763,192	904,505	(29,007)	1,143,641	3,024,944
Income (loss) before income taxes	15,542,774	10,159,543	4,933,361	4,384,194	(13,634,737)	21,385,135
Provision for income taxes	—	—	1,132,590	1,026,316	5,742	2,164,648
Net income (loss) from continuing operations	15,542,774	10,159,543	3,800,771	3,357,878	(13,640,479)	19,220,487
Income from continuing operations attributable to non-controlling interests	—	593,179	—	—	—	593,179
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$15,542,774	$9,566,364	$3,800,771	$3,357,878	$(13,640,479)	18,627,308
Net loss from discontinued operations						(290,635)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$18,336,673

	Year Ended December 31, 2024
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$31,741,343	$33,673,387	$50,956,489	$17,595,414	$—	$133,966,633
Cost of revenue	14,199,088	23,360,360	38,511,535	12,271,202	—	88,342,185
Gross profit	17,542,255	10,313,027	12,444,954	5,324,212	—	45,624,448
General and administrative expenses	3,263,593	1,564,975	6,055,409	2,456,807	14,196,652	27,537,436
Gain on asset dispositions, net	2,286	—	2,714	—	192,786	197,786
Income (loss) from operations	14,280,948	8,748,052	6,392,259	2,867,405	(14,003,866)	18,284,798
Interest income	198,180	865,584	458,732	4	571,690	2,094,190
Interest expense	(93,368)	—	(8,409)	—	(70)	(101,847)
Income from affiliates	—	—	—	16,701	252,754	269,455
Other	78,647	39,625	(5,634)	11,993	7,247	131,878
Other income, net	183,459	905,209	444,689	28,698	831,621	2,393,676
Income (loss) before income taxes	14,464,407	9,653,261	6,836,948	2,896,103	(13,172,245)	20,678,474
Provision for income taxes	—	—	1,528,398	672,040	18,076	2,218,514
Net income (loss) from continuing operations	14,464,407	9,653,261	5,308,550	2,224,063	(13,190,321)	18,459,960
Income from continuing operations attributable to non-controlling interests	—	577,590	—	—	—	577,590
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$14,464,407	$9,075,671	$5,308,550	$2,224,063	$(13,190,321)	17,882,370
Net income from discontinued operations						10,355,184
Net income attributable to Consolidated Water Co. Ltd. stockholders						$28,237,554

	Year Ended December 31, 2023
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$30,158,051	$34,595,058	$97,966,650	$17,491,474	$—	$180,211,233
Cost of revenue	13,891,229	24,128,132	66,797,762	13,467,005	—	118,284,128
Gross profit	16,266,822	10,466,926	31,168,888	4,024,469	—	61,927,105
General and administrative expenses	2,978,164	1,737,264	4,271,808	1,838,284	13,926,846	24,752,366
Gain (loss) on asset dispositions, net	(21,716)	12,720	—	2,233	(349)	(7,112)
Income (loss) from operations	13,266,942	8,742,382	26,897,080	2,188,418	(13,927,195)	37,167,627
Interest income	181,468	362,422	151,706	4	808	696,408
Interest expense	(123,867)	—	(21,417)	—	—	(145,284)
Income from affiliate	—	—	—	—	169,728	169,728
Other	93,795	10,793	1,024	2,020	(171)	107,461
Other income, net	151,396	373,215	131,313	2,024	170,365	828,313
Income (loss) before income taxes	13,418,338	9,115,597	27,028,393	2,190,442	(13,756,830)	37,995,940
Provision (benefit) for income taxes	—	—	6,388,457	440,111	(78,554)	6,750,014
Net income (loss) from continuing operations	13,418,338	9,115,597	20,639,936	1,750,331	(13,678,276)	31,245,926
Income from continuing operations attributable to non-controlling interests	—	573,791	—	—	—	573,791
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$13,418,338	$8,541,806	$20,639,936	$1,750,331	$(13,678,276)	30,672,135
Net loss from discontinued operations						(1,086,744)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$29,585,391

Revenue earned by major geographic region was:

	Year ended December 31,
	2025	2024	2023
Cayman Islands	$37,840,267	$37,137,424	$41,728,340
The Bahamas	29,298,791	29,675,947	31,221,633
United States	64,421,664	66,662,406	106,768,621
Revenue earned from management services agreement with OC-BVI	512,646	490,856	492,639
	$132,073,368	$133,966,633	$180,211,233

The following table presents the company’s revenue disaggregated by revenue source.

	Year Ended December 31,
	2025	2024	2023
Retail revenue	$33,587,952	$31,741,343	$30,158,051
Bulk revenue	33,481,307	33,673,387	34,595,058
Services revenue	46,312,325	50,956,489	97,966,650
Manufacturing revenue	18,691,784	17,595,414	17,491,474
Total revenue	$132,073,368	$133,966,633	$180,211,233

Services revenue consists of the following:

	Year Ended December 31,
	2025	2024	2023
Construction revenue	$13,470,641	$18,602,919	$77,306,704
Operations and maintenance revenue	32,075,046	29,307,405	19,368,365
Design and consulting revenue	766,638	3,046,165	1,291,581
Total services revenue	$46,312,325	$50,956,489	$97,966,650

Annual General Meeting of Shareholders

The company has set June 1, 2026 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at the Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of April 2, 2026 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, March 17, 2026

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 1518479

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through March 24, 2026, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-855-669-9658

International replay number: 1-412-317-0088

Replay ID: 1518479

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7450
Email Contact

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024

ASSETS
Current assets
Cash and cash equivalents	$123,788,390	$99,350,121
Accounts receivable, net	32,768,537	39,580,982
Inventory	3,736,845	8,960,350
Prepaid expenses and other current assets	5,927,675	5,112,183
Contract assets	3,290,815	4,470,243
Current assets of discontinued operations	124,630	272,485
Total current assets	169,636,892	157,746,364
Property, plant and equipment, net	55,151,758	52,432,282
Construction in progress	6,695,656	5,143,717
Inventory, noncurrent	5,563,142	5,338,961
Investment in affiliates	1,186,849	1,504,363
Goodwill	12,861,404	12,861,404
Intangible assets, net	2,101,555	2,696,815
Operating lease right-of-use assets	2,930,441	3,232,786
Other assets	1,437,648	2,356,489
Total assets	$257,565,345	$243,313,181

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,620,880	$9,057,179
Accrued compensation	3,039,142	3,336,946
Dividends payable	2,285,317	1,780,841
Current maturities of operating leases	661,047	634,947
Current portion of long-term debt	47,549	126,318
Contract liabilities	11,528,634	9,126,654
Deferred revenue	248,719	365,879
Current liabilities of discontinued operations	271,159	509,745
Total current liabilities	27,702,447	24,938,509
Long-term debt, noncurrent	25,954	70,320
Deferred tax liabilities	707,444	210,893
Noncurrent operating leases	2,297,161	2,630,812
Other liabilities	153,000	153,000
Total liabilities	30,886,006	28,003,534
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 39,507 and 44,004 shares, respectively	23,704	26,402
Common stock, $0.60 par value. Authorized 24,800,000 shares; issued and outstanding 15,945,233 and 15,846,345 shares, respectively	9,567,140	9,507,807
Additional paid-in capital	95,310,630	93,550,905
Retained earnings	116,749,048	106,875,581
Total Consolidated Water Co. Ltd. stockholders' equity	221,650,522	209,960,695
Non-controlling interests	5,028,817	5,348,952
Total equity	226,679,339	215,309,647
Total liabilities and equity	$257,565,345	$243,313,181

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2025	2024	2023
Revenue	$132,073,368	$133,966,633	$180,211,233
Cost of revenue	83,694,558	88,342,185	118,284,128
Gross profit	48,378,810	45,624,448	61,927,105
General and administrative expenses	30,116,328	27,537,436	24,752,366
Gain on asset dispositions, net	97,709	197,786	(7,112)
Income from operations	18,360,191	18,284,798	37,167,627

Other income (expense):
Interest income	2,670,040	2,094,190	696,408
Interest expense	(4,420)	(101,847)	(145,284)
Equity in the earnings of affiliates	227,886	269,455	169,728
Other	131,438	131,878	107,461
Other income, net	3,024,944	2,393,676	828,313
Income before income taxes	21,385,135	20,678,474	37,995,940
Provision for income taxes	2,164,648	2,218,514	6,750,014
Net income from continuing operations	19,220,487	18,459,960	31,245,926
Income from continuing operations attributable to non-controlling interests	593,179	577,590	573,791
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	18,627,308	17,882,370	30,672,135
Net income (loss) from discontinued operations	(290,635)	10,355,184	(1,086,744)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$18,336,673	$28,237,554	$29,585,391

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$1.17	$1.13	$1.95
Discontinued operations	(0.02)	0.65	(0.07)
Basic earnings per share	$1.15	$1.78	$1.88

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$1.16	$1.12	$1.93
Discontinued operations	(0.02)	0.65	(0.07)
Diluted earnings per share	$1.14	$1.77	$1.86

Dividends declared per common and redeemable preferred shares	$0.53	$0.41	$0.36

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,923,032	15,832,328	15,739,056
Diluted earnings per share	16,008,063	15,935,962	15,865,897